Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Ed Lamb
Finisar
Investor Relations
1-408-542-5050
investor.relations@Finisar.com
Finisar Corporation Elects Two New Board Members
SUNNYVALE, Calif., August 2, 2005/Market Wire — Finisar Corporation (Nasdaq: FNSR), a leading provider of fiber optic subsystems and network test and monitoring solutions, today announce that Robert N. Stephens and Dominique Trempont have been elected to its Board of Directors bringing the total to eight. They will begin their service as directors as of the next regularly scheduled Board meeting, currently scheduled for August 31, 2005.
Mr. Stephens served as the Chief Executive Officer since April 1999 and President since October 1998 of Adaptec, Inc., a storage solutions provider, until his retirement in May 2005. Mr. Stephens joined Adaptec in November 1995 as Chief Operating Officer. Before joining Adaptec, Mr. Stephens was the Founder and Chief Executive Officer of Power I/O, a company that developed serial interface solutions and silicon expertise for high-speed data networking, that was acquired by Adaptec in 1995. Prior to founding Power I/O, Mr. Stephens was President and Chief Executive Officer of Emulex Corporation, which designs, develops, and supplies Fibre Channel host bus adapters. Before joining Emulex, Mr. Stephens was Senior Vice President, General Manger, and Founder of the Microcomputer Products Group at Western Digital Corporation. He began his career at IBM, where he served over 15 years in a variety of management positions. Mr. Stephens holds bachelors and masters degrees from San Jose State University.
Mr. Trempont has been a Chief Executive Officer in residence at Battery Ventures since August 2003. Prior to joining Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a software company focused on enterprise self-service applications, from November 1999 to November 2002. Mr. Trempont was President and Chief Executive Officer of Gemplus Corporation, a smart card company, from May 1997 to June 1999. Prior to Gemplus, Mr. Trempont served as Chief Financial Officer and later Chief Operating Officer at NeXT Software. Mr. Trempont began his career at Raychem Corporation, a high-tech material science company focused on telecommunication, electronics, automotive and other industries. Mr. Trempont received an undergraduate degree in Economics from College Saint Louis (Belgium), a bachelors in Business Administration and Computer Sciences from the University of Louvain (Belgium) and a masters in Business Administration from INSEAD.
“Dominique and Bob both have impressive backgrounds in leading businesses. Their experiences will serve them well as we work to build on our past successes, capitalize on our market position, and create a profitable company. I’m excited at the prospects of working with these two capable individuals,” said Jerry Rawls, Finisar’s President and CEO.
ABOUT FINISAR
Finisar Corporation (Nasdaq: FNSR) is a technology leader for fiber optic subsystems and network test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and metropolitan area networks (MANs) using both IP and SONET/SDH-based protocols. The Company’s headquarters is in Sunnyvale, California, USA. www.Finisar.com.
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